EXHIBIT 99

FOR IMMEDIATE RELEASE  CONTACT
November 29, 2002      Karen A. Warren (Investor Relations)
                       401-727-5401
                       Wayne S. Charness (News Media)
                       401-727-5983

              HASBRO REPORTS OFT DECISION

Hasbro, Inc. [NYSE:HAS] today reported that the Office of Fair Trading in the United Kingdom (the "OFT") issued a decision in its case concerning pricing practices by the Company's United Kingdom subsidiary ("Hasbro U.K.") with certain of its wholesale distributors. The OFT found that Hasbro U.K. had entered into agreements with certain distributors to fix prices in violation of U.K. competition laws and assessed a fine of approximately GBP4.95 million
(approximately $7.7 million at current exchange rates).

"We are surprised and disappointed at the level of the fine imposed by the OFT, which we believe to be disproportionate, said Alan G. Hassenfeld, Chairman and CEO of Hasbro, Inc. The activities cited by the OFT occurred over a very short period of time and through a limited number of wholesale distributors. Hasbro believes that such activities had no significant effect on competitiveness within its small network of distributors or on consumers.
We are therefore planning to appeal."

As previously disclosed, the OFT is conducting a second inquiry into Hasbro U.K.'s trading arrangements with certain of its direct retail accounts. The OFT has yet to issue a final decision in the retailer case, although it had issued a preliminary decision in May of 2002 proposing to find that Hasbro U.K. had entered into unlawful pricing agreements with two of its retail accounts. The Company expects the OFT to announce a final decision in the retailer case within the next several months.

In the case of appeal by the Company, no payment of any fine in either the wholesaler or retailer case will be required until such appeals are finalized.

The Company is in the process of analyzing the OFT's decision and whether that decision affects the previously disclosed range of loss for the two cases of approximately
GBP160,000 to GBP26,000,000. In light of the OFT decision in the wholesaler case, the Company now believes that once it completes its analysis of the OFT's decision, it will accrue a charge to earnings above and beyond the GBP160,000 charge originally taken in 2001. The Company is working with counsel to complete its analysis of the OFT's decision and the status of the cases, and anticipates taking this charge in the fourth quarter of 2002. Currently, the Company does not expect the amount of the charge to exceed approximately GBP13.5 million or approximately $20.9 million at current exchange rates.

Certain statements contained in this release contain
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned",
"potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.
Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.